Exhibit 10.20

MINUTES OF SETTLEMENT

BETWEEN:

Thiago Caires

(hereinafter “Thiago”)

-and-

Bionik Laboratories Inc. and Bionik Laboratories Corp.

(hereinafter “Bionik”)

WHEREAS Thiago’s employment with Bionik has been terminated:

NOW THEREFORE, the parties agree to resolve this matter on the following terms;

1.	Thiago’s salary will continue for twelve (12) months from the date of execution of this agreement, less monies paid, if any, and less statutory deductions. There is no obligation to mitigate.

2.	Bionik will pay $11,300.00 ($10,000.00 plus HST) towards Thiago’s legal fees.

3.	The parties hereto agree that the terms of this agreement are strictly confidential including the nature and fact of this agreement and the circumstances leading to this agreement. The parties hereto agree that they shall not disclose the terms or the fact or the circumstances of this agreement to any third party other than as required by law or to their legal and financial advisers as required.

4.	The parties hereto agree to not make any disparaging comments to any third party. The parties further agree that they will “speak well” of each other to any third party and more specifically, any comments made by a party with respect to the other party will be positive and complimentary in tone and in content.

5.	Thiago will execute a Final Release and Indemnity in the form attached hereto as Appendix “A”.

Governing Law

6.	This agreement is governed by the laws of Ontario and the Ontario Court has exclusive jurisdiction to deal with any application that is filed.

7.	This agreement represents the entire agreement between the parties.

DATED at Toronto this 23 day of June, 2016.

/s/	/s/ Thiago Caires
Witness	Thiago Caires

/s/	/s/ Leslie Markow
Witness	Bionik Laboratories Inc.
I have authority to bind the corporation

/s/	/s/ Leslie Markow
Witness	Bionik Laboratories Corp.
I have authority to bind the corporation